EXHIBIT 12
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of Amendment No. 2 to Schedule 13D (including any and all amendments thereto) with respect to the common stock and units of Grubb & Ellis Realty Advisors, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing.
     The undersigned further agrees that each party hereto is responsible for timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.
     This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.
[Signatures on following page]

     In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement this 7th day of July, 2006.

KOJAIAN HOLDINGS LLC a Michigan limited liability company By: KOJAIAN MANAGEMENT CORPORATION, a Michigan corporation, its sole member
/s/ C. Michael Kojaian
Name:	C. Michael Kojaian
Title:	Executive Vice President

KOJAIAN MANAGEMENT CORPORATION, a Michigan corporation, its sole member
/s/ C. Michael Kojaian
Name:	C. Michael Kojaian
Title:	Executive Vice President

/s/ C. Michael Kojaian
C. MICHAEL KOJAIAN